Innovation, Science and Economic Development Canada
Corporations Canada

Innovation, Sciences et Développement économique Canada
Corporations Canada

Certificate of Amendment

Canada Business Corporations Act

Certificat de modification

Loi canadienne sur les sociétés par actions

Americas Silver Corporation

Corporate name / Dénomination sociale

342374-3

Corporation number / Numéro de société

I HEREBY CERTIFY that the articles of the above-named corporation are amended under section 178 of the *Canada Business Corporations Act* as set out in the attached articles of amendment.

JE CERTIFIE que les statuts de la société susmentionnée sont modifiés aux termes de l'article 178 de la *Loi canadienne sur les sociétés par actions*, tel qu'il est indiqué dans les clauses modificatrices ci-jointes.

R Edwards

Raymond Edwards

Director / Directeur

2019-04-01

Date of amendment (YYYY-MM-DD)
Date de modification (AAAA-MM-JJ)

Canada

Form 4
Articles of Amendment
Canada Business Corporations Act (CBCA) (s. 27 or 177)

Formulaire 4
Clauses modificatrices
Loi canadienne sur les sociétés par actions (LCSA) (art. 27 ou 177)

1 Corporate name
Dénomination sociale
Americas Silver Corporation

2 Corporation number
Numéro de la société
342374-3

3 The articles are amended as follows
Les statuts sont modifiés de la façon suivante

See attached schedule / Voir l'annexe ci-jointe

4 Declaration: I certify that I am a director or an officer of the corporation.
Déclaration : J'atteste que je suis un administrateur ou un dirigeant de la société.

Original signed by / Original signé par
Peter McRae

Peter McRae
416-848-9503

Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection 250 (1) of the CBCA).

Faire une fausse déclaration constitue une infraction et son auteur, sur déclaration de culpabilité par procédure sommaire, est passible d'une amende maximale de 5 000 $ et d'un emprisonnement maximal de six mois, ou l'une de ces peines (paragraphe 250(1) de la LCSA).

You are providing information required by the CBCA. Note that both the CBCA and the *Privacy Act* allow this information to be disclosed to the public. It will be stored in personal information bank number IC/PPU-049.

Vous fournissez des renseignements exigés par la LCSA. Il est à noter que la LCSA et la *Loi sur les renseignements personnels* permettent que de tels renseignements soient divulgués au public. Ils seront stockés dans la banque de renseignements personnels numéro IC/PPU-049.

Schedule / Annexe

Amendment Schedules / Annexes - Modification

The articles of the Corporation are amended to vary the authorizated capital. The Class A Preferred Shares shall be limited in number to 8,000,000 shares, and the rights, privileges, restrictions and conditions attaching to the Class A Preferred Shares are as follows:

Class A Preferred Shares

1. Definitions. In these share conditions, the following words and phrases shall have the following meanings:

(a) "Act" means the Canada Business Corporations Act;

(b) "Affiliate" has the meaning ascribed to it on the date hereof in Rule 405 under the Securities Act;

(c) "Automatic Conversion Event" means the first to occur of:

(i) there being no holder of Class A Preferred Shares whose Fully Diluted Ownership Percentage equals or exceeds five percent (5%); and

(ii) the consummation of a Change of Control;

(d) "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Toronto, Ontario are authorized or required by law to close;

(e) "Change of Control" means, in relation to the Corporation:

(i) a merger, amalgamation, arrangement or other transaction or series of related transactions resulting in the combination of the Corporation with or into another entity, where the holders of Common Shares immediately prior to any such transaction, directly or indirectly, do not continue to hold more than a 50% voting interest in (i) the continuing or surviving entity immediately following such transaction, or (ii) if the continuing or surviving entity is a wholly-owned subsidiary of another Person immediately following such transaction, the controlling Person of such continuing or surviving entity;

(ii) the sale, lease, license, transfer or other disposition of all or substantially all of the Corporation's assets (other than to an Affiliate of the Corporation); or

(iii) a transaction, or series of related transactions, as a result of which any person or group of affiliated persons becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing at least 50% of the total voting power represented by the Corporation's then- outstanding voting securities.

(f) "Common Shares" means the common shares in the capital of the Corporation;

(g) "Conversion Ratio" means one Common Share per Class A Preferred Share;

(h) "Fully Diluted Ownership Percentage" means, with respect to any holder of Class A Preferred Shares, as of any date of determination, an amount, expressed as a percentage, equal to

(i) the sum of (A) the number of Common Shares such holder would be entitled to receive if all of such holder's Class A Preferred Shares were converted into Common Shares on such date at the Conversion Ratio and (B) the number of Common Shares held by such Holder on such date

divided by

(ii) the sum of (A) the aggregate number of Common Shares issuable upon conversion into Common Shares of all Class A Preferred Shares outstanding on such date and (B) the aggregate number of Common Shares outstanding on such date;

(i) "Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(j) "Notice of Conversion" means the form attached hereto as Annex A;

(k) "Person" means any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof; and

(l) "Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

2. Voting Rights. Subject to the Act, the holders of the Class A Preferred Shares shall not, as such, be entitled to receive notice of or to attend any meeting of the shareholders of the Corporation or to vote at any such meeting.

3. Dividends. The Corporation shall not declare, pay or set aside any dividends on the Common Shares or any class or series of shares convertible into Common Shares (other than dividends on Common Shares payable in Common Shares) unless the holders of the Class A Preferred Shares then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding Class A Preferred Share in an amount at least equal to the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Shares.

4. Conversion at Option of Holder.

(a) General. A holder of any Class A Preferred Shares shall, subject to paragraph 4(c) below, be entitled to convert the whole or any part of the Class A Preferred Shares registered in the name of such holder on the books of the Corporation into Common Shares at the Conversion Ratio, without the payment of any additional consideration by the holder thereof.

(b) Notice of Conversion. A holder of Class A Preferred Shares who wishes the whole or any part of such shares to be converted shall tender to the Corporation at its registered office a Notice of Conversion specifying that such holder desires to have the whole or any part of the Class A Preferred Shares registered in the name of such holder converted into Common Shares, together with the share certificates, if any, representing the Class A Preferred Shares which the registered holder desires to have converted. If a part only of the Class A Preferred Shares represented by any certificates are converted, a new certificate for the balance shall be issued to the holder by the Corporation.

(c) Beneficial Ownership Limitation. The Corporation shall not effect any conversion of Class A Preferred Shares pursuant to Section 4, and a holder of Class A Preferred Shares shall not have the right to convert any portion of Class A Preferred Shares held by such holder pursuant to Section 4, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such holder (together with such holder's Affiliates, and any Persons acting as a group together with such holder or any of such holder's Affiliates) would beneficially own or control in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of Common Shares beneficially owned or controlled by such holder and its Affiliates shall include the number of Common Shares issuable upon conversion of the Class A Preferred Shares with respect to which such determination is being made, but shall exclude the number of Common Shares which are issuable upon (i) conversion of the remaining, unconverted Class A Preferred Shares beneficially owned by such holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this paragraph 4(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. To the extent that the limitation contained in this paragraph 4(c) applies, the determination of whether the Class A Preferred Shares are convertible (in relation to other securities owned by such holder together with any Affiliates) and of how many Class A Preferred Shares are convertible shall be in the sole discretion of such holder, and the submission of a Notice of Conversion shall be deemed to be such holder's determination of whether the Class A Preferred Shares may be converted (in relation to other securities owned by such holder together with any Affiliates) and how many Class A Preferred Shares are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. For purposes of this paragraph 4(c), in determining the number of outstanding Common Shares, a holder may rely on the number of outstanding Common Shares as stated in the most recent of the following: (i) the Corporation's most recent financial statements (whether quarterly or annual) filed on the System for Electronic Document Analysis and Retrieval, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation setting forth the number of Common Shares outstanding. Upon the written or oral request of a holder, the Corporation shall within two Business Days confirm orally and in writing to such holder the number of Common Shares then outstanding. In any case, the number of outstanding Common Shares shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Class A Preferred Shares, by such holder or its Affiliates since the date as of which such number of outstanding Common Shares was reported. The "Beneficial Ownership Limitation" shall be 4.99% of the number of Common Shares outstanding

immediately after giving effect to the issuance of Common Shares issuable upon conversion of the Class A Preferred Shares held by the applicable holder. A holder, upon not less than 61 days' prior notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this paragraph 4(c) applicable to its Class A Preferred Shares and the provisions of this paragraph 4(c) shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Corporation and shall only apply to such holder and no other holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this paragraph 4(c) to correct this paragraph 4(c) (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation.

5. Automatic Conversion.

(a) General. The Class A Preferred Shares shall automatically be converted into Common Shares at the Conversion Ratio, without the payment of any additional consideration by the holder thereof, upon the occurrence of the Automatic Conversion Event.

(b) Time and Mechanics of Conversion. The automatic conversion of the Class A Preferred Shares into Common Shares pursuant to paragraph 5(a) shall be deemed made immediately prior to (and conditioned upon) the occurrence of the Automatic Conversion Event, and the Person(s) entitled to receive the Common Shares issuable upon such automatic conversion shall be treated for all purposes as the record holder or holders of such Common Shares on such date. The Corporation shall, as soon as practicable after the occurrence of the Automatic Conversion Event:

(i) issue and deliver to such holder, at the address of record of the holder on the Corporation's books and records, a certificate or certificates for the number of Common Shares (rounded up to the nearest whole Common Share) to which the holder shall be entitled in respect of the shares of Class A Preferred Shares so converted; and

(ii) pay to such holder in cash any declared and unpaid dividends on the Class A Preferred Shares so converted.

6. Anti-Dilution. In the event the Class A Preferred Shares or the Common Shares are at any time subdivided, consolidated or changed into a greater or lesser number of shares of the same or another class, an appropriate adjustment shall be made in the rights and conditions attached to the Class A Preferred Shares so as to maintain the relative rights of the holders of such shares, and the Corporation shall promptly deliver to each holder of record of Class A Preferred Shares a notice setting forth the applicable adjustment.

7. No Impairment. The Corporation shall not, in any manner, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of Sections 4 and 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Class A Preferred Shares under Sections 4 and 5 against impairment.

8. Distribution Rights. In the event of the liquidation, dissolution or winding up of the Corporation, or any return of capital, or any other distribution of assets of the Corporation among its shareholders for purposes of winding up its affairs, whether voluntary or involuntary, the Class A Preferred Shares shall rank pari passu with the Common Shares.

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT
CLASS A PREFERRED SHARES)

The undersigned hereby elects to convert the number of Class A Preferred Shares indicated below into common shares of Americas Gold Corporation (the "Common Shares"), a corporation existing under the Canada Business Corporations Act (the "Corporation"), according to the conditions hereof, as of the date written below. The undersigned will pay all taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation. No fee will be charged to the holder for any conversion, except for any such taxes.

Date to Effect Conversion: ____

Number of Class A Preferred Shares owned prior to Conversion: ____________

Number of Class A Preferred Shares to be Converted: ___________________

Number of shares of Common Stock to be Issued: ___________________________

Number of shares of Class A Preferred Shares subsequent to Conversion: __________

Address for Delivery: ______________________

or

DWAC Instructions:
Broker no: _________
Account no: ___________

[HOLDER]

By:___________________________________
Name:
Title: